Exhibit 99.1

OSI SYSTEMS, INC. ANNOUNCES PROPOSED CONVERTIBLE SENIOR NOTES OFFERING

HAWTHORNE, Calif.—(BUSINESS WIRE)—July 16, 2024—OSI Systems, Inc. (NASDAQ: OSIS) (the “Company” or “OSI”) today announced its intention to offer, subject to market and other conditions, $275 million aggregate principal amount of convertible senior notes due 2029 (the “notes”) in a private offering to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). OSI also expects to grant the initial purchasers of the notes an option to purchase, for settlement within a period of 13 days from, and including, the date the notes are first issued, up to an additional $41.25 million principal amount of notes.

The notes will be senior, unsecured obligations of OSI, will accrue interest payable semi-annually in arrears and will mature on August 1, 2029, unless earlier repurchased, redeemed or converted. Noteholders will have the right to convert their notes in certain circumstances and during specified periods. OSI will settle conversions in cash and, if applicable, shares of its common stock.

The notes will be redeemable, in whole or in part (subject to certain limitations), for cash at OSI’s option, on or after August 6, 2027 and before the 41st scheduled trading day immediately before the maturity date, but only if the last reported sale price per share of OSI’s common stock exceeds 130% of the conversion price for a specified period of time and certain other conditions are satisfied. The redemption price will be equal to the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

If certain corporate events that constitute a “fundamental change” occur, then, subject to a limited exception, noteholders may require OSI to repurchase their notes for cash. The repurchase price will be equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.

The interest rate, initial conversion rate and other terms of the notes will be determined at the pricing of the offering.

Concurrently with the pricing of the offering, OSI expects to use up to approximately $100 million of the net proceeds from the offering to repurchase shares of its common stock in privately negotiated transactions effected with or through one of the initial purchasers of the notes or its affiliate. OSI intends to use the remainder of the net proceeds from the offering to repay a portion of the revolving credit facility outstanding, pay related fees and expenses, and for other general corporate purposes. The concurrent repurchases of shares of OSI’s common stock described above may result in OSI’s common stock trading at prices that are higher than would be the case in the absence of these repurchases, which may result in a higher initial conversion price for the notes OSI is offering.

The offer and sale of the notes and any shares of common stock issuable upon conversion of the notes have not been, and will not be, registered under the Securities Act or any other securities laws, and the notes and any such shares cannot be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes or any shares of common stock issuable upon conversion of the notes, nor will there be any sale of the notes or any such shares, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

About OSI

OSI is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications in the homeland security, healthcare, defense, and aerospace industries. The Company combines more than 40 years of electronics engineering and manufacturing experience with offices and production facilities in more than a dozen countries to implement a strategy of expansion into selective end product markets.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the anticipated terms of the notes being offered, the completion, timing and size of the proposed offering and the intended use of the proceeds. Forward-looking statements represent OSI’s current expectations, beliefs, and projections regarding future events and are subject to known and unknown uncertainties, risks, assumptions and contingencies, many of which are outside OSI’s control and that could cause actual results to differ materially from those described in or implied by the forward-looking statements. Among those risks and uncertainties are market conditions, including market interest rates, the trading price and volatility of OSI’s common stock and risks relating to OSI’s business, including those described in periodic reports that OSI files from time to time with the SEC. OSI may not consummate the proposed offering described in this press release and, if the proposed offering is consummated, cannot provide any assurances regarding the final terms of the offering or the notes or its ability to effectively apply the net proceeds as described above. The forward-looking statements included in this press release speak only as of the date of this press release, and OSI does not undertake any obligation to update the forward-looking statements included in this press release for subsequent developments, except as may be required by law. For a further discussion of factors that could cause OSI Systems’ future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in OSI Systems’ Annual Report on Form 10-K for the year ended June 30, 2023 and other risks described in documents filed by OSI Systems from time to time with the Securities and Exchange Commission.

OSI Systems, Inc.

Ajay Vashishat

Vice President, Business Development

310-349-2237

avashishat@osi-systems.com